CERTIFICATE OF DESIGNATIONS, PREFERENCES
                     AND RIGHTS OF SERIES A PREFERRED STOCK

                                       of

                            OVERSEAS FILMGROUP, INC.

             Pursuant to Section 151 of the General Corporation Law
                            of the State of Delaware

     Overseas Filmgroup, Inc., a Delaware corporation (hereinafter called the "Company"), hereby certifies that, pursuant to the authority expressly vested in the Board of Directors of the Company by the Restated Certificate of Incorporation, as amended (the "Restated Certificate of Incorporation"), and in accordance with the provisions of Sections 103 and 151 of the General Corporation Law of the State of Delaware, the Board of Directors has duly adopted the following resolutions.

     RESOLVED, that, pursuant to Article Fourth of the Restated Certificate of Incorporation (which authorizes 2,000,000 shares of preferred stock, $.001 par value per share ("Preferred Stock")), the Board of Directors hereby fixes the powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, of a series of the Preferred Stock to be designated the Series A Preferred Stock.

     RESOLVED, that each share of such series of the Series A Preferred Stock shall rank equally in all respects and shall be subject to the following provisions:

     1. Number and Designation. 1,100,000 shares of the Preferred Stock of the Company shall be designated as Series A Preferred Stock (the "Series A Preferred Stock").

     2. Rank. The Series A Preferred Stock shall, with respect to rights on liquidation, dissolution and winding up, rank (i) senior to all classes of the Company's common stock, $.001 par value per share ("Common Stock"), and to each other class of capital stock of the Company or series of Preferred Stock of the Company established hereafter by the Board of Directors of the Company, the terms of which do not expressly provide that it ranks senior to, or on a parity with, the Series A Preferred Stock as to rights on liquidation, winding-up and dissolution of the Company (the securities in this clause (i) collectively referred to as "Junior Securities"); and (ii) on a parity with each other class of capital stock of the Company or series of Preferred Stock of the Company established hereafter by the Board of Directors of the Company, the terms of which expressly provide that such class or series will rank on a parity with the Series A Preferred Stock as to rights on liquidation, winding-up and dissolution (the securities in this clause (ii) collectively referred to as "Parity




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Securities"). The respective definitions of Junior Securities and Parity
Securities shall also include any rights or options exercisable for or convertible into any of the Junior Securities and Parity Securities, as the case may be.

     3. Dividends. The Series A Preferred Stock is not entitled to any dividends.

     4. Liquidation Preference. (a) In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, before any payment or distribution of the assets of the Company (whether capital or surplus) shall be made to or set apart for the holders of Junior Securities, the holder of each share of Series A Preferred Stock shall be entitled to receive an amount per share equal to the Liquidation Value of such share on the date of distribution, and such holders shall not be entitled to any further payment. If, upon any liquidation, dissolution or winding up of the Company, the assets of the Company, or proceeds thereof, distributable among the holders of the shares of Series A Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any Parity Securities, then such assets, or the proceeds thereof, shall be distributed among the holders of shares of Series A Preferred Stock and any such Parity Securities ratably in accordance with the respective amounts that would be payable on such shares of Series A Preferred Stock and any such Parity Securities if all amounts payable thereon were paid in full. Solely for the purposes of this paragraph 4, neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company nor the consolidation or merger of the Company with or into one or more other entities shall be deemed to be a liquidation, dissolution or winding-up of the Company.

     (b) Subject to the rights of the holders of any Parity Securities, after payment shall have been made in full to the holders of the Series A Preferred Stock, as provided in this paragraph 4, any other series or class or classes of Junior Securities shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed to holders of capital stock of the Company, and the holders of the Series A Preferred Stock shall not be entitled to share therein.

     5. Redemption Rights. The Series A Preferred Stock will not be subject to any right of redemption by the Company or by the holder thereof.

     6. Conversion. (a) Mandatory Conversion. If on October 15, 2001 any of the Series A Preferred Stock is outstanding, each share of outstanding Series A Preferred Stock shall convert into two shares of Common Stock. Any such conversion shall be deemed to have been effected, without further action by any party, immediately prior to the close of business on October 15, 2001. The

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shares of Common Stock issuable upon mandatory conversion will be issued to the record holders of the Series A Preferred Stock.

     (b) Conversion at the Option of the Holder. Subject to the provisions of this paragraph 6, each holder of shares of Series A Preferred Stock shall have the right, at any time and from time to time prior to October 15, 2001, at such holder's option, to convert its outstanding shares of Series A Preferred Stock, in whole or in part, into fully paid and non-assessable shares of Common Stock. The number of shares of Common Stock deliverable upon conversion of one share of Series A Preferred Stock shall be two shares of Common Stock. No notice delivered by the Company pursuant to paragraph 6(h) will limit in any way the holders' rights to convert pursuant to this paragraph 6(b). In order to exercise the conversion privilege set forth in paragraph 6(b), the holder of the shares of Series A Preferred Stock to be converted shall surrender the certificate representing such shares at the office of the Company, with a written notice of election to convert completed and signed, specifying the number of shares to be converted. Each conversion pursuant to paragraph 6(b) shall be deemed to have been effected immediately prior to the close of business on the date on which the certificates for shares of Series A Preferred Stock shall have been surrendered and such notice received by the Company as aforesaid, and the person in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder of record of the shares of Common Stock represented thereby at such time on such date. Effective upon such conversion, the shares of Series A Preferred Stock so converted shall no longer be deemed to be outstanding, and all rights of a holder with respect to such shares surrendered for conversion shall immediately terminate except the right to receive the Common Stock and other amounts payable pursuant to this paragraph 6.

     (c) (i) Unless the shares issuable on conversion pursuant to this paragraph 6 are to be issued in the same name as the name in which such shares of Series A Preferred Stock are registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form reasonably satisfactory to the Company, duly executed by the holder or the holder's duly authorized attorney and an amount sufficient to pay any transfer or similar tax.

          (ii) As promptly as practicable after the surrender by the holder of the certificates for shares of Series A Preferred Stock as aforesaid, the Company shall issue and shall deliver to such holder, or on the holder's written order to the holder's transferee, a certificate or certificates for the whole number of shares of Common Stock issuable upon the conversion of such shares in accordance with the provisions of this paragraph 6.

          (iii) All shares of Common Stock delivered upon conversion of the Series A Preferred Stock will upon delivery be duly and validly issued

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



     and fully paid and non-assessable, free of all liens and charges and not subject to any preemptive rights.

     (d) (i) The Company covenants that it will at all times reserve and keep available, free from preemptive rights, such number of its authorized but unissued shares of Common Stock as shall be required for the purpose of effecting conversion of the Series A Preferred Stock.

          (ii) Prior to the delivery of any securities which the Company shall be obligated to deliver upon conversion of the Series A Preferred Stock, the Company shall comply with all applicable federal and state laws and regulations which require action to be taken by the Company.

     (e) The Company will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock on conversion of the Series A Preferred Stock pursuant hereto; provided that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of shares of Common Stock in a name other than that of the holder of the Series A Preferred Stock to be converted and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid.

     (f) In connection with the conversion of any shares of Series A Preferred Stock, no fractional shares of Common Stock shall be issued, but in lieu thereof the Company shall round up any fractional shares to the nearest whole number of shares of Common Stock.

     (g) (i) In case the Company shall at any time after the date of issue of the Series A Preferred Stock (A) declare a dividend or make a distribution on Common Stock payable in Common Stock, (B) subdivide or split the outstanding Common Stock, (C) combine or reclassify the outstanding Common Stock into a smaller number of shares or (D) consolidate with, or merge with or into, any other Person, or engage in any reorganization, reclassification or recapitalization which, in the case of any such transaction is effected in such a manner that the holders of Common Stock are entitled to receive stock, securities, cash or other assets with respect to or in exchange for Common Stock (other than as a cash dividend or distribution declared by the Company), the number of shares of Common Stock and the kind and amount of stock, securities, cash or other assets issuable upon conversion of the Series A Preferred Stock in effect at the time of the record date for such dividend or distribution or of the effective date of such subdivision, split, combination, consolidation, merger, reorganization, reclassification or recapitalization shall be adjusted so that the conversion of the Series A Preferred Stock after such time shall


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


entitle the holder to receive the aggregate number of shares of Common Stock or securities, cash and other assets which, if the Series A Preferred Stock had been converted immediately prior to such time, such holder would have owned upon such conversion and been entitled to receive by virtue of such dividend, distribution, subdivision, split, combination, consolidation, merger, reorganization, reclassification or recapitalization. Such adjustment shall be made successfully whenever any event listed above shall occur.

          (ii) All calculations under this paragraph 6(g) shall be made to the nearest four decimal points.

          (iii) In the event that, at any time as a result of the provisions of this paragraph 6(g), the holder of this Series A Preferred Stock upon subsequent conversion shall become entitled to receive any securities other than Common Stock, the number and kind of such other securities so receivable upon conversion of this Series A Preferred Stock shall thereafter be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions contained herein.

     (h) All adjustments pursuant to this paragraph 6 shall be notified to the holders of Series A Preferred Stock promptly following the making thereof and such notice shall be accompanied by a schedule of computations of the adjustments.

     (i) Certain Mergers. In connection with any consolidation with or merger with or into, any person in a transaction where the Common Stock is converted into or exchanged for securities of such person or an affiliate of such person, the Company covenants that the person issuing such securities will be organized and existing under the laws of a jurisdiction which allows for the issuance of preferred stock and that the Series A Preferred Stock shall be converted into or exchanged for and shall become shares of such person having in respect of such person substantially the same powers, preference and relative participating, optional or other special rights and the qualifications, limitations, or restrictions thereon that the Series A Preferred Stock had immediately prior to such transaction.

     (j) Upon conversion of the shares of Series A Preferred Stock, the shares so converted will be canceled and returned to the status of authorized but un-issued shares of Preferred Stock.

     7. Voting Rights. (a) Except as otherwise provided in paragraph 7(b) or as required by law, each holder of Series A Preferred Stock shall be entitled to vote on all matters and shall be entitled to that number of votes equal to the number of shares of Common Stock into which such holder's shares of Series A Preferred Stock could be converted, pursuant to the provisions of paragraph 6

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hereof, on the record date for the determination of shareholders entitled to vote on such matter or, if no such record date is established, on the date such vote is taken or any written consent of shareholders is solicited. Except as otherwise expressly provided herein or as required by law, the holders of shares of Series A Preferred Stock and Common Stock shall vote together as a single class on all matters.

     (b) In addition, so long as any of the Series A Preferred Stock is outstanding, the affirmative vote of the holders of a majority of the outstanding shares of Series A Preferred Stock, voting together as a single class, shall be necessary to: (i) amend, alter or repeal any provision of the Restated Certificate of Incorporation (whether by amendment, merger or otherwise) or the By-laws so as to adversely affect the preferences, rights or powers of the Series A Preferred Stock, including, without limitation, the voting powers and liquidation preference of the Series A Preferred Stock, or change the Series A Preferred Stock into any other securities (other than as required by paragraph 6(i)), cash or other property, (ii) issue any additional Series A Preferred Stock or create, authorize or issue any capital stock that ranks prior to the Series A Preferred Stock with respect to or upon liquidation, dissolution, winding up or otherwise or (iii) redeem for cash any Junior Securities, other than the redemption of any convertible preferred stock, if at the time of the redemption notice, the applicable conversion price of such convertible preferred stock is less than the Current Market Price Per Common Share. Except as otherwise required by law, the vote of holders of shares of Common Stock shall not be necessary to accomplish any of the actions contemplated by this paragraph 7(b).

     8. Preemptive Rights. If the Company proposes to sell shares of Common Stock, or securities convertible into or exercisable for shares of Common Stock (excluding (i) shares of Common Stock to be issued under securities outstanding as of June 20, 2000 that are convertible into or exercisable for shares of Common Stock, (ii) shares of Common Stock issuable under the Company's 1996 Basic Stock Option and Stock Appreciation Rights Plan and 1996 Special Stock Option Plan and Agreement (together, the "Plans"), (iii) shares of Common Stock that will be issued under the Plans or otherwise for no monetary consideration to employees after June 20, 2000 solely in connection with their employment and
(iv) shares of Common Stock issued after June 20, 2000 for any consideration greater than $2.46 per share (as may be adjusted pursuant to Section 6(g))) ("New Issuances"), the Company shall notify the holders of the shares of Preferred Stock in writing detailing all terms and conditions of the New Issuances at least ten business days prior to the consummation of the New Issuances and such holders shall have the preemptive right, on the same terms and conditions for the New Issuances, to purchase that number of shares (or other securities) sufficient to permit the holders of the shares of Preferred Stock to maintain their proportionate economic interest in the Company (as determined by dividing all of the shares of Common Stock underlying a holder's Preferred Stock by the sum of (a) the number of shares of Common Stock then

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outstanding and (b) the number of shares of Common Stock underlying all shares of Preferred Stock. The closing for the sale to the holders shall take place concurrently with and is subject to the consummation of the New Issuances to persons other than the holders of Preferred Stock, which consummation date shall be disclosed in the aforementioned notice.

     9. Definitions. The following terms, as used herein, shall have the following meanings:

     "Current Market Price Per Common Share" means, as of any date, the average (weighted by daily trading volume) of the Daily Prices per share of Common Stock for the 20 consecutive trading days immediately prior to such date.

     "Daily Price" means, as of any date, (i) the closing price on such date as reported by the principal national securities exchange on which the shares of Common Stock are listed and traded; (ii) if the shares of Common Stock then are not listed and traded on any national securities exchange, the last reported sale price on such date on the National Market of the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ"); or (iv) if the shares of such class of Common Stock then are not traded on the NASDAQ National Market, the average of the highest reported bid and lowest reported asked price on such date as reported by NASDAQ.

     "Liquidation Value" means, with respect to one share of Series A Preferred Stock, the greater of (i) amount that would have been payable on a number of shares of Common Stock equal to the number of shares of Common Stock into which a share of Series A Preferred Stock was convertible immediately prior to such date and (ii) $4.275.

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     IN WITNESS WHEREOF, Overseas Filmgroup, Inc. has caused this Certificate of
Designations to be signed and attested by the undersigned this 20th day of June, 2000.

                                  OVERSEAS FILMGROUP, INC.

                                        /s/ Robert Little
                                  By: ____________________________________
                                      Name:  Robert Little
                                      Title: Co-Chairman & Co-Chief
                                             Executive Officer

ATTEST:

  /s/  William F. Lischak
___________________________
Name:  William F. Lischak
Title: Secretary





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